Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends

(In thousands, except ratios)

	Three Months Ended March 31,			Years Ended December 31,
	2013		2012	2012	2011	2010	2009	2008
Earnings:
Income (loss) before income taxes	$8,759		$(27,727)	$(67,066)	$5,399	$3,412	$(74,730)	$(221,636)
Adjustments:
Equity investment (income) loss	67		—	(373)	—	—	—	—
Interest capitalized	(52,804)		(92)	(53,492)	—	—	—	—

Income (loss) before income taxes, as adjusted	$(43,978)		$(27,819)	$(120,931)	$5,399	$3,412	$(74,730)	$(221,636)
Fixed charges	58,221		13,287	86,589	17,808	23,087	19,021	24,588

Total earnings	$14,243		$(14,532)	$(34,342)	$23,207	$26,499	$(55,709)	$(197,048)

Fixed charges:
Interest expense and amortization of finance costs	$57,398		$13,129	$85,372	$17,373	$22,655	$18,590	$24,182
Rental expense representative of interest factor	823		158	1,217	435	432	431	406

Total fixed charges	$58,221		$13,287	$86,589	$17,808	$23,087	$19,021	$24,588

Ratio of earnings to fixed charges	—	(1)	— (2)	— (4)	1.3	1.1	— (6)	— (7)

Total fixed charges	$58,221		$13,287	$86,589	$17,808	$23,087	$19,021	$24,588

Pre-tax preferred dividend requirements	—		1,102	88,445	—	—	—	—

Total fixed charges plus preference dividends	$58,221		$14,389	$175,034	$17,808	$23,087	$19,021	$24,588

Ratio of earnings to combined fixed charges and preference dividends	—	(1)	— (3)	— (5)	1.3	1.1	— (6)	— (7)

(1)	Due to the Company’s loss for the three months ended March 31, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $44.0 million to achieve a coverage ratio of 1:1.
(2)	Due to the Company’s loss for the three months ended March 31, 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $27.8 million to achieve a coverage ratio of 1:1.
(3)	Due to the Company’s loss for the three months ended March 31, 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $28.9 million to achieve a coverage ratio of 1:1.
(4)	Due to the Company’s loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $120.9 million to achieve a coverage ratio of 1:1.
(5)	Due to the Company’s loss in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $209.4 million to achieve a coverage ratio of 1:1.
(6)	Due to the Company’s loss in 2009, the ratio coverage was less than 1:1. The Company must generate additional earnings of $74.7 million to achieve a coverage ratio of 1:1.
(7)	Due to the Company’s loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $221.6 million to achieve a coverage ratio of 1:1.